Exhibit 99.1

Contact:                 Investor Relations Inquiries:
Edmund E. Kroll, Jr.
Senior Vice President, Finance & Investor Relations
(212) 759-0382

Media Relations Inquiries:
Deanne Lane
Senior Director, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES
2010 FINANCIAL GUIDANCE

ST. LOUIS, MISSOURI (January 8, 2010)—Centene Corporation (NYSE: CNC) announced today its 2010 financial guidance. As previously disclosed in our December 10, 2009 press release, the discussions below reflect anticipated start-up costs associated with the new Mississippi contract, announced pharmacy carve-outs in Indiana and Ohio, and the impact of January 2010 rate changes; but do not reflect the potential impact of federal healthcare reform.  In addition, as a result of the Company’s previously announced agreement to sell certain assets of its New Jersey health plan, University Health Plans, Inc., the New Jersey operations are classified as discontinued operations and have been excluded from the guidance provided. All discussions below are in the context of continuing operations, unless otherwise stated.

For its 2010 fiscal year, the Company expects:

•	Premium and Service revenue in the range of $4.35 billion to $4.45 billion.

•	Earnings per diluted share of approximately $1.90 to $2.00.

•	Consolidated Health Benefits Ratio, net of premium taxes, of approximately 84% to 86% which reflects membership mix changes, the previously-mentioned drug carve-outs, and the rate environment.

•	Higher than normal costs associated with H1N1 and traditional flu strains.

•	Consolidated G&A expense ratio in the range of 12.4% to 12.9%, net of premium taxes.

•	Effective tax rate of approximately 37% and diluted shares outstanding of approximately 45 million.

•
Days in claims payable between 45 and 50 days reflecting the inclusion of pharmacy claims payable (which was not included in prior periods), offset by faster claims processing as a result of operational improvements.

Centene reaffirms its 2009 financial guidance in the previously announced ranges. Full year 2009 earnings will be reported on February 9th, 2010, with the conference call at 8:30 AM (Eastern Time).

Centene will host a conference call today at 8:30 AM (Eastern Time) to discuss the details of its guidance.  Michael F. Neidorff, Chairman and Chief Executive Officer, and William N. Scheffel, Executive Vice President, Chief Financial Officer and Treasurer, of Centene Corporation will lead the call.

Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 973-638-3440 from abroad, or via a live Internet broadcast on the Company's website at www.centene.com, under the Investor Relations section.

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on January 22, 2010, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 45124123.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the Children’s Health Insurance Program (CHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care, Long-Term Care and Medicare (Special Needs Plans).  The Company operates local health plans and offers a range of health insurance solutions to individuals and the rising number of uninsured Americans.  It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision,  telehealth services, pharmacy benefits management and medication adherence. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

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